[Arthur Andersen Letterhead]


June 19, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated June 19, 1998 of Biomune Systems, Inc. and subsidiaries to be filed with the Securities and Exchange Commission and are in agreement withthe statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


By /s/ Kent M. Bowman